Exhibit 10.7
Execution Copy
09/18/07

Confidential Materials omitted and filed separately with the Securities and
Exchange Commission. Asterisks denote omissions.
TERMINATION AGREEMENT
     THIS TERMINATION AGREEMENT, dated September 18, 2007 (this “Agreement”), is made by and between MERCK & Co., Inc., a corporation organized and existing under the laws of New Jersey (“MERCK”) and ALNYLAM Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware (“ALNYLAM”; MERCK and ALNYLAM together are referred to herein as the “Parties”).
     WHEREAS, the Parties entered into an Amended and Restated Research Collaboration and License Agreement, effective as of July 3, 2006 (the “Collaboration Agreement”), pursuant to which the Parties agreed to collaborate in the research, development and commercialization of RNAi Products directed to certain Targets;
     WHEREAS, pursuant to Section 6.8 of the Collaboration Agreement, on May 21, 2007, MERCK provided an Initial Notice to ALNYLAM of the discontinuation by MERCK of the development of all RNAi Products directed to the MERCK Development Targets under the Collaboration Agreement and such MERCK Development Targets thus became Dropped MERCK Development Targets. On July 3, 2007, ALNYLAM informed MERCK in writing that it was not interested in developing and/or commercializing any of the Dropped MERCK Development Targets and thus ALNYLAM’s right of first negotiation under Section 6.8 of the Collaboration Agreement with respect to such Dropped MERCK Development Targets has expired;
     WHEREAS, ALNYLAM is developing the [**] Target pursuant to Section 2.2 of the Collaboration Agreement subject to MERCK’s Opt-in Right; and the Parties are collaborating in the development of the Co-Development Target known as [**] pursuant to Article 3 of the Collaboration Agreement;
     WHEREAS, MERCK and ALNYLAM no longer desire to collaborate in the research, development or commercialization of RNAi Products directed to any Targets;
     WHEREAS, the Parties now desire to terminate the Collaboration Agreement and all licenses to Develop, Manufacture and Commercialize RNAi Products thereunder;
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.	Termination. Effective as of the date of this Agreement (the “Termination Date”) the Parties hereby terminate the Collaboration Agreement. Notwithstanding Section 12.5 of the Collaboration Agreement, except as otherwise expressly set forth in this Agreement all rights and obligations of the Parties under the Collaboration Agreement shall cease, including without limitation, (a) the obligation to complete a final report pursuant to Section 2.1 of the Collaboration Agreement, (b) MERCK’s Opt-In Right with respect to the [**] Target pursuant to Section 2.2 of the Collaboration Agreement and any all license grants from
Confidential

MERCK to ALNYLAM relating to the [**] Target, (c) the Parties’ obligation to exchange information pursuant to Section 2.3 of the Collaboration Agreement, (d) MERCK’s right and obligation to nominate additional MERCK RNAi Novel Targets pursuant to Section 3.2 of the Collaboration Agreement, (e) the Therapeutic Collaboration with respect to [**] and any and all license grants from one Party to the other Party relating to [**], and (f) all license grants to Develop, Manufacture and/or Commercialize RNAi Therapeutic Products under the Collaboration Agreement.

2.	Definitions. Terms defined in the Collaboration Agreement and used either in this Agreement (except to the extent separately defined herein) or in the provisions of the Collaboration Agreement which, pursuant to this Agreement, shall continue to apply, shall have the meanings given to them in the Collaboration Agreement.

3.	Collaboration Funding and Payments. As of the Termination Date, each Party has made all payments payable to the other Party pursuant to the Collaboration Agreement, if any, including pursuant to Sections 3.9 and 9 of the Collaboration Agreement.

4.	Licenses.
(a)	ALNYLAM Grant to MERCK. ALNYLAM hereby grants to MERCK a non-exclusive, royalty-free license in the Territory, with a right to sublicense to its Affiliates, (i) under ALNYLAM Target Identification and Target Validation RNAi Patent Rights, (ii) under ALNYLAM Technology Collaboration Inventions, (iii) to ALNYLAM RNAi Technology and (iv) under ALNYLAM-Assigned Therapeutic Collaboration Inventions, that in the case of each of (i), (ii) and (iii) were Controlled by ALNYLAM or its Affiliates during the Technology Collaboration Term; in each case during and after the Collaboration Term, for the sole purpose of in vitro and/or in vivo target identification and/or target validation research relating to drug discovery and/or development activities of MERCK and/or its Affiliates, including in collaborations with Third Parties in which MERCK and/or its Affiliates has any rights (but not necessarily all rights) to discoveries made. Notwithstanding any other provisions of this Agreement, the license grant to MERCK under ALNYLAM-Assigned Therapeutic Collaboration Inventions shall be perpetual. Notwithstanding anything to the contrary herein, the licenses to ALNYLAM Technology hereunder shall not include licenses to Patent Rights licensed by ALNYLAM or its Affiliates under [**].

(b)	MERCK Grant to ALNYLAM. MERCK hereby grants to ALNYLAM a non-exclusive, royalty-free license in the Territory, with a right to sublicense its Affiliates (except as set forth in Section 4(d)(ii)), under (i) MERCK Broad RNAi Patent Rights that were Controlled by MERCK or ROSETTA or their wholly-owned subsidiaries during the Technology Collaboration Term, (ii) MERCK Broad RNAi Technology that was Controlled by MERCK or ROSETTA or their wholly-owned subsidiaries during the Technology Collaboration Term, and (iii) MERCK-Assigned Therapeutic Collaboration Inventions; in each case during and after the Collaboration Term, for the sole purpose of research (including, without limitation, for internal in vitro and/or in vivo target validation and/or target identification research by ALNYLAM or its Affiliates), development, manufacture, use, import or sale of therapeutic products based on RNA interference, which products are to be sold by ALNYLAM, its Affiliates, or its Third Party collaborators. For the avoidance of doubt, it is acknowledged that, with regard to research and development activities, such license grant shall apply only to research and development activities using RNA interference. ALNYLAM’s license under MERCK-Assigned Therapeutic Collaboration Inventions shall be perpetual.

The Parties agree that neither ALNYLAM nor its Affiliates have the right to sublicense any MERCK intellectual property, including without limitation MERCK RNAi Patent Rights and/or MERCK RNAi Technology, to any Third Party (including without limitation any Third Party collaborator) other than as expressly provided in Section 4(d). The Parties further agree that neither ALNYLAM nor its Affiliates have the right to deliver or disclose to any Third Party (including without limitation any Third Party collaborator) any MERCK RNAi Technology other than as expressly provided in Section 4(d); provided, further that, under no circumstance shall ALNYLAM or its Affiliates provide any Third Party with MERCK Product-Specific RNAi Technology or MERCK Product-Specific RNAi Patent Rights.

(c)	Joint Collaboration IP. Each Party hereby acknowledges and agrees that no Joint Collaboration Inventions were created during the Technology Collaboration Term or the Therapeutic Collaboration Term and no patent applications claiming Joint Collaboration Inventions were filed by either Party or its Affiliates.

(d)	Sublicenses.

(i) Affiliates. Subject to Section 4(d)(ii), each Party shall be entitled to grant sublicenses of its rights under this Agreement to its Affiliates for so long as such entity remains an Affiliate.

(ii) ALNYLAM Affiliate Restrictions. For purposes of Section 4(b), where noted, the term “Affiliate” with respect to ALNYLAM shall not include any corporation or business entity of which any of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by ALNYLAM and of which thirty percent (30%) or more of the securities or other ownership interests representing the equity or voting stock or general partnership interest are owned, controlled or held by a Significant Pharmaceutical Company or by any investment entity affiliated with any such Significant Pharmaceutical Company.

(iii) Liability. Each Party shall at all times be responsible for the performance of its sublicensees of its rights and obligations under this Agreement.

(e)	In-Licenses. All licenses and other rights granted to MERCK under this Agreement are subject to the rights granted to ALNYLAM under the ALNYLAM In-Licenses, and are also subject to and limited to the extent of the rights ALNYLAM has granted and is required to grant to Third Parties pursuant to Pre-Existing ALNYLAM Alliance Agreements. All licenses and other rights granted to ALNYLAM under this Agreement are subject to the rights granted to MERCK under the MERCK In-Licenses, and are also subject to and limited to the extent of the rights MERCK has granted and is required to grant to Third Parties pursuant to Pre-Existing MERCK Alliance Agreements.

(f)	No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or other right in any Know-How or Patent Rights of the other Party, including items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.
5.	Confidentiality.
(a)	Nondisclosure Obligation. As used in this Agreement, “Information” shall have the meaning ascribed thereto in the Collaboration Agreement, but shall also include any and all information provided by a Party to the other Party in connection with this Agreement. All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to a non-Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

(i) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(ii) is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(iii) is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(iv) is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records; or

(v) is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys or independent accountants for the sole purpose of enabling such attorneys or independent accountants to provide advice to the receiving Party, on the condition that such attorneys and independent accountants agree to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement; provided, however, that the term of confidentiality for such attorneys and independent accountants shall be no less than [**] years.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

Notwithstanding the obligations of confidentiality and non-use set forth above, a receiving Party may provide Information disclosed to it to (x) governmental authorities in order to obtain patents as provided in Section 6; provided, that such disclosure shall be subject to the prior written consent of the Party whose Information is intended to be disclosed (which consent shall not be unreasonably withheld), and such Information shall be disclosed only to the extent reasonably necessary to obtain patents, (y) the extent required by applicable law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, and (z) any bona fide actual or prospective underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective underwriters, investors, lenders or other financing sources to determine their interest in underwriting or making an investment in, or otherwise providing financing to, the receiving Party; provided, however, that in the case of an investor that is a Significant Pharmaceutical Company, such disclosure shall be subject to the prior written consent of the Party whose Information is intended to be disclosed (which consent shall not be unreasonably withheld).

If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 5, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 5, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Information. In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the Securities and Exchange Commission, such Party shall provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment, and will take such Party’s reasonable comments into consideration before filing the Agreement.

(b)	Return of Information. Each Party shall, upon the other Party’s request, return or cause to be returned to the requesting Party as soon as reasonably practicable, any and all tangible manifestations and embodiments of the requesting Party’s Information and Know-How provided by the requesting Party pursuant to the Collaboration Agreement and all copies thereof; provided, however, that each Party may retain any Information or Know-How reasonably necessary for such Party’s continued practice under any license(s) granted under Section 4 hereof, and may keep one copy of any Information or Know-How received from the other Party in its confidential files for record purposes.
6.	Intellectual Property Ownership, Protection And Related Matters.
(a)	Inventorship. Inventorship for patentable Inventions under the Collaboration Agreement shall be determined in accordance with United States patent laws for determining inventorship.

(b)	Ownership of Collaboration Inventions. The entire right, title and interest in:
(i)	ALNYLAM Technology Collaboration Inventions and ALNYLAM Therapeutic Collaboration Inventions shall be owned solely by ALNYLAM;

(ii)	MERCK Technology Collaboration Inventions and MERCK Therapeutic Collaboration Inventions shall be owned solely by MERCK; and

ALNYLAM-Assigned Therapeutic Collaboration Inventions shall be owned solely by ALNYLAM, shall be assigned by MERCK to ALNYLAM and shall be included within the definition of ALNYLAM Therapeutic Collaboration Inventions, and MERCK-Assigned Therapeutic Collaboration Inventions shall be owned solely by MERCK, shall be assigned by ALNYLAM to MERCK and shall be included within the definition of MERCK Therapeutic Collaboration Inventions.
(c)	Prosecution and Maintenance of Patent Rights.
(i)	MERCK Technology. MERCK has the sole responsibility to, at MERCK’s discretion, file, conduct ex parte and inter partes prosecution, and maintain (including the defense of any interference or opposition proceedings) in the Territory, all Patent Rights comprising MERCK Technology, in MERCK’s name.

(ii)	ALNYLAM Technology. ALNYLAM has the sole responsibility to, at ALNYLAM’s discretion, file, conduct ex parte and inter partes prosecution, and maintain (including the defense of any interference or opposition proceedings) in the Territory, all Patent Rights comprising ALNYLAM Technology, in ALNYLAM’s name.

(iii)	Patent Expenses. The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights comprised of ALNYLAM Technology and MERCK Technology shall be borne by each Party having the right to file, prosecute and maintain such Patent Rights under this Section 6.
7.	Miscellaneous.
(a)	Entire Agreement. This Agreement and the provisions of the Collaboration Agreement which, pursuant to this Agreement, shall continue to apply contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to such subject matter are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.

(b)	Assignment. Except as provided in this Section 7(b), this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. However, either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a party that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates. The assigning Party shall remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned to such assignee. Any assignment to an Affiliate shall terminate, and all rights so assigned shall revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party. Any attempted assignment not in accordance with this Section 7(b) shall be void.

(c)	Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date of this Agreement:
(i)	It is duly-organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof.

(ii)	It is duly-authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly-authorized to do so by all requisite corporate action.

(iii)	This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound.
(d)	Warranty Disclaimer and Limitation of Liability.
(i)	EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT OR THE COLLABORATION AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

(ii)	NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE COLLABORATION AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER OR THEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE COLLABORATION AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 8 OF THE COLLABORATION AGREEMENT OR SECTION 5 OF THIS AGREEMENT. NOTHING IN THIS SECTION 7(d)(ii) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.
(e)	Further Assurances. Each Party shall take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement.

(f)	Miscellaneous Provisions. Other than Sections 13.2, 13.3, 13.8 and 13.15, the provisions of Article 13 of the Collaboration Agreement shall also apply to this Agreement.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above and Alnylam shall issue promptly the press release attached hereto as Exhibit 1 announcing the execution of this Agreement.

MERCK & CO., INC.			ALNYLAM PHARMACEUTICALS, INC.
BY:	/s/ Mervyn Turner		BY:	/s/ Barry Greene
	NAME:	Mervyn Turner		NAME:	Barry Greene
	TITLE:	Senior Vice President, Worldwide Licensing and External Research		TITLE:	Chief Operating Officer

EXHIBIT 1
Press Release
Contacts
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton (Investors)
617-551-8207
Kathryn Morris (Media)
KMorrisPR
845-635-9828
Alnylam Announces the Termination of its Collaboration with Merck & Co., Inc.
CAMBRIDGE, Mass., September XX, 2007 — Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, announced today that Merck & Co., Inc. (“Merck”) and Alnylam have mutually agreed to terminate their July 2006 amended and restated agreement. As a result, Alnylam has rescinded all grants of its intellectual property related to current and future Merck development programs, including the partnership’s former co-development programs.
“It is fundamentally in our best interests to terminate our Merck collaboration,” said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. “We wish our colleagues at Merck the best of luck in their efforts.”
About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of influenza, hypercholesterolemia, and liver cancers, amongst other diseases. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, and Roche. The company, founded in 2002, maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.

Alnylam Forward-Looking Statements
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to attract and retain highly qualified employees; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of products; the successful development of Alnylam’s product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the “Risk Factors” section of our most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing its views as of any subsequent date. Our does not assume any obligation to update any forward-looking statements.